Filed Pursuant to Rule 424(b)(7)

File No. 333-201398

Title of each class of Securities to be Registered	Amount to be Registered	Maximum offering price per unit	Maximum aggregate offering price	Amount of registration fee(1)
Common Stock, $0.15 par value	24,963	$54.79	$1,367,723	$158.93

(1)	Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the filing fee was calculated based on the proposed maximum aggregate offering price, which has been computed on the basis of the average high and low prices reported per share of Common Stock on the New York Stock Exchange on July 31, 2015. This filing fee is calculated in accordance with Rule 457(o) and Rule 457(r) under the Securities Act of 1933, as amended. A registration fee of $9,317.74 was previously paid in connection with the registration of 1,394,073 shares of our common stock on the prospectus supplement dated June 16, 2015, and the additional amount of $158.93 is being paid herewith in connection with the registration of an additional 24,963 shares of our common stock, for a total aggregate amount of 1,419,036 shares of our common stock registered.

PROSPECTUS SUPPLEMENT NO. 3

(To prospectus dated January 8, 2015, as supplemented

by prospectus supplement dated June 16, 2015

and prospectus supplement no. 2 dated June 22, 2015)

1,419,036 Shares

STIFEL FINANCIAL CORP.

Common Stock

This prospectus supplement no. 3 relates to the offer and resale by the selling stockholders named herein of up to an aggregate of 33,449 shares of our common stock, which we issued to such selling stockholders in connection with our acquisition of Sterne Agee Group, Inc. These shares are in addition to the 1,385,587 shares of our common stock issued to certain other selling stockholders in connection with such acquisition and covered by the Prior Prospectus Documents (as defined below), for an aggregate number of 1,419,036 shares of common stock registered.

You should read this prospectus supplement no. 3 together with the prospectus dated January 8, 2015 (the “Prospectus”), the prospectus supplement dated June 16, 2015 (the “prospectus supplement no. 1”) and the prospectus supplement dated June 22, 2015 (the “prospectus supplement no. 2”) (the Prospectus, prospectus supplement no. 1 and prospectus supplement no. 2, collectively; the “Prior Prospectus Documents”), which should be delivered with this prospectus supplement no. 3. This prospectus supplement no. 3 is not complete without, and may not be delivered or used except in conjunction with, the Prior Prospectus Documents and any amendments or supplements thereto. This prospectus supplement no. 3 is qualified by reference to the Prior Prospectus Documents, except to the extent that the information provided by this prospectus supplement no. 3 supersedes or supplements information contained in the Prior Prospectus Documents.

Investing in our common stock involves risks. See “Risk Factors” on page S-3 of prospectus supplement no. 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement no. 3 or the Prior Prospectus Documents are truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated August 4, 2015

ABOUT THIS PROSPECTUS SUPPLEMENT NO. 3

The information in the prospectus supplement no. 1 and the prospectus supplement no. 2 in the table under the caption “Selling Stockholders,” as supplemented and amended prior to the date hereof, is hereby further supplemented and amended by adding the information set forth below in the “Information Regarding Selling Stockholders” table in this prospectus supplement no. 3 with respect to selling securityholders not previously listed in the Prior Prospectus Documents. Such changes result in the increase of the aggregate number of securities that maybe offered under this prospectus supplement no. 3 and the Prior Prospectus Documents. Other than as set forth in this prospectus supplement no. 3, the Prior Prospectus Documents and the selling stockholder information contained therein shall remain in full force and effect.

SELLING STOCKHOLDERS

Applicable percentage ownership is based on 69,432,970 shares of common stock outstanding as of July 27, 2015. In computing the number of shares of common stock beneficially owned by the selling stockholders and the percentage ownership of the selling stockholders, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by the selling stockholders that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of July 27, 2015.

Information Regarding Selling Stockholders

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to this Offering		% of Total Voting Power Before This Offering	Number of Shares of Common Stock Being Offered(1)	Shares of Common Stock Beneficially Owned After this Offering		% of Total Voting Power After This Offering
	Shares	%			Shares	%
Robert Earl Clements III	647	*	*	647	0	—	—
Justin Adams	332	*	*	332	0	—	—
Patrick S. Dogan	366	*	*	366	0	—	—
Daniel Farrell	993	*	*	993	0	—	—
Charles Payne Fenner III	924	*	*	924	0	—	—
Kamal Hosein	374	*	*	374	0	—	—
Kenneth S. James	214	*	*	214	0	—	—
Kevin O’Keeffe	186	*	*	186	0	—	—
Robert C. Lake	1,735	*	*	1,735	0	—	—
Mark Neustrom	309	*	*	309	0	—	—
Robert G. Nunziata	12,316	*	*	12,316	0	—	—
Sal A. Nunziata	13,958	*	*	13,958	0	—	—
Timothy L. Vardaman	1,095	*	*	1,095	0	—	—

*	Less than 1%

(1)	The amounts set forth in this column are the numbers of shares of common stock that may be offered by each selling stockholder named herein using the Prior Prospectus Documents and this prospectus supplement no. 3.